UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 001-31873
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                      Lehman ABS Corporation, on behalf of:

          Corporate Backed Trust Certificates, Corning Debenture-Backed
                              Series 2001-28 Trust
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             (Exact name of registrant as specified in its charter)

                               745 Seventh Avenue
                    New York, New York 10019 (212) 526-7000
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          (Address, including zip code, and telephonenumber, including area code, of registrant's principal executive offices)

                      Corporate Backed Trust Certificates,
                     Corning Debenture-Backed Series 2001-28
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            (Title of each class of securities covered by this Form)

                                      None
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)  [ ]    Rule 12h-3(b)(1)(ii) [ ]

                  Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(2)(i)  [ ]

                  Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(ii) [ ]

                  Rule 12g-4(a)(2)(ii) [ ]    Rule 15d-6 [ ]

                  Rule 12h-3(b)(1)(i)  [X]

      Approximate number of holders of record as of the certification or notice date: 0

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this notice to be signed on its behalf by the undersigned duly authorized person.




DATE:   August 14, 2006                       BY:  /s/ Charles M. Weaver
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                                                       Charles M. Weaver
                                                       Senior Vice President


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